Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Rick Moberg
Aware, Inc.
781-276-4000

Aware, Inc. Reports Fourth Quarter and 2012
Financial Results

BEDFORD, MASS. – February 12, 2013 – Aware, Inc. (NASDAQ: AWRE), a leading supplier of biometrics software and services and DSL service assurance software products, today reported financial results for its fourth quarter and year ended December 31, 2012.

Revenue for the fourth quarter of 2012 was $5.7 million, an increase of 9% compared to $5.2 million in the same quarter last year. Operating income before patent related income in the fourth quarter of 2012 was $1.7 million compared to $1.2 million in the fourth quarter of 2011.

Net income for the fourth quarter of 2012 was $6.0 million, or $0.27 per diluted share, which compares to net income of $1.0 million, or $0.05 per diluted share, in the fourth quarter of 2011.  Net income in the fourth quarter of 2012 included income from a patent arrangement of $1.1 million and an income tax benefit of $3.1 million.

Additional information regarding fourth quarter 2012 results is as follows:

●
The improvement in operating income before patent related income compared to the fourth quarter of last year was primarily due to increased profitability in our biometrics business and lower general and administrative expenses.

●
The income from a patent arrangement of $1.1 million relates to an agreement we entered into several years ago with an unaffiliated third party under which we assigned patents in return for royalties on proceeds from its patent monetization efforts. Based on information provided to us by the third party, we may receive additional income from this arrangement in the first quarter of 2013.  We estimate that income could be in the range of $400,000 to $800,000 depending on a variety of factors. Beyond the first quarter of 2013, we are unable to predict how much more income we might receive from this arrangement, if any, because we do not know whether any patent monetization efforts by the third party will be successful.

Aware, Inc.  •  40 Middlesex Turnpike  •  Bedford, MA  USA  01730-1432
Tel: (781) 276-4000  •  Fax: (781) 276-4001  •  E-mail: IR@aware.com

Aware, Inc. Reports Fourth Quarter and 2012 Financial Results	Page 2

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The income tax benefit of $3.1 million in the fourth quarter of this year was primarily due to three unrelated factors: i) a $1.8 million reversal of the valuation allowance we had established on our deferred tax assets in previous periods; ii) a determination, based on a project we completed in December 2012, that more of our research and development tax credits were available to reduce income tax expense than we previously estimated; and iii) the utilization of foreign tax credits that we had previously been unable to use.

For the year ended December 31, 2012, revenue increased 2% to $19.9 million, compared to $19.5 million in the year ended December 31, 2011. Operating income before patent related income in 2012 was $4.3 million compared to $3.3 million in 2011.

Net income for the year ended December 31, 2012 was $72.3 million, or $3.28 per diluted share, which compares to net income of $2.6 million, or $0.12 per diluted share, for the year ended December 31, 2011. Net income in 2012 included the following items: i) gains from the sale of patent assets of $86.4 million; ii) income from the aforementioned patent arrangement of $1.1 million; iii) income from discontinued operations of $0.4 million; less iv) income tax expense of $20.2 million.

Additional information regarding full year 2012 results is as follows:

●
The $1.0 million improvement in operating income before patent related income in 2012 was primarily due to increased profitability in our biometrics business and lower general and administrative expenses, which were partially offset by higher losses in our DSL service assurance software business.

●
As we previously disclosed, we completed two significant patent sales in the second and third quarters of 2012.   We received $91.0 million total proceeds on these patent sales, and recorded a net gain of $86.4 million after transaction costs.

●	We completed the shutdown of our DSL service assurance hardware business in 2012 and recorded after tax income of $0.4 million.

Aware, Inc. Reports Fourth Quarter and 2012 Financial Results	Page 3

●
We recorded a $20.2 million income tax expense for 2012, but our actual income tax liability to federal and state governments was $7.8 million. The difference between our book tax expense and actual tax liability arises because a substantial portion of the deferred tax assets we used in 2012 comprised cumulative deductions for stock options in excess of book expense. Under income tax accounting rules, that portion of tax benefits attributable to such deductions must be recorded as an adjustment to equity versus a reduction of income tax expense.

Rick Moberg, Aware’s co-chief executive officer and chief financial officer, said, “2012 was a profitable year for the Company.  Our patent monetization activities unlocked the value of patent assets we no longer needed for the business, as well as tax assets we had previously reserved.  Successful patent transactions put us in a position to pay dividends of $2.95 per share, or $66.0 million in total in 2012, and still retain $73.1 million of cash and investments as of December 31, 2012.

We completed the shutdown of our DSL service assurance hardware business in 2012, which allows us to focus our business strategy on being a provider of software and services.  Our biometrics business had a record year in terms of both revenue and profitability. Our DSL service assurance business made good progress in enhancing its Line Diagnostics Platform software product. We look forward to building on our core software operations and growing a profitable business in 2013 and beyond.”

About Aware
Aware is a leading software and technology supplier for the biometrics, telecommunications, and healthcare industries. Aware's biometrics software products and services are provided to solution vendors and system integrators for use by government agencies towards applications including border management, secure credentials, law enforcement, and national defense. Aware’s DSL Service Assurance Group offers test and diagnostics software products that enable broadband service providers to manage their DSL networks. Aware also provides standards-based medical imaging software products to the healthcare industry.  Aware is a publicly held company (Nasdaq: AWRE) based in Bedford, Massachusetts. www.aware.com

Safe Harbor Warning
Portions of this release contain forward-looking statements regarding future events and are subject to risks and uncertainties, such as estimates or projections of future revenue and earnings, and the growth of the DSL service assurance and biometrics markets. Aware wishes to caution you that there are factors that could cause actual results to differ materially from the results indicated by such statements.

Aware, Inc. Reports Fourth Quarter and 2012 Financial Results	Page 4

General factors include, but are not limited to: our quarterly results are unpredictable and may fluctuate significantly; our business is subject to rapid technological change; we face intense competition from a wide range of competitors; our intellectual property is subject to limited protection; our business may be affected by our use of open source software; our business may be affected by government regulations; adverse economic conditions; and our ability to obtain or enforce patents could be affected by new laws, regulations or rules. DSL service assurance factors include, but are not limited to: our DSL service assurance product line depends upon a limited number of customers; our DSL service assurance software products face intense competition; and our DSL service assurance software products could have quality problems. Biometric factors include, but are not limited to: market acceptance of our biometric technologies and products; changes in contracting practices of government or law enforcement agencies; the failure of the biometrics market to experience continued growth; announcements or introductions of new technologies or products by our competitors; failures or problems in our biometric software products; delays in the adoption of new industry biometric standards; growth of proprietary biometric systems which do not conform to industry standards; our ability to sell services contracts in a manner that is consistent with our business model; our ability to deliver services contract milestones; and our dependence on third party contractors and consultants to deliver certain services contract milestones.

We refer you to the documents Aware files from time to time with the Securities and Exchange Commission, specifically the section titled Risk Factors in our annual report on Form 10-K for the fiscal year ended December 31, 2011 and other reports and filings made with the Securities and Exchange Commission.

Aware is a trademark or registered trademark of Aware, Inc.
Any other trademarks appearing herein are the property of their respective owners.

Aware, Inc. Reports Fourth Quarter and 2012 Financial Results	Page 5

AWARE, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
 (unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
Revenue:
Software licenses	$3,230	$2,675	$11,301	$10,347
Software maintenance	925	767	3,396	2,717
Services	933	1,135	3,033	4,311
Royalties	571	605	2,170	2,146
Total revenue	5,659	5,182	19,900	19,521

Costs and expenses:
Cost of services	547	556	1,686	1,777
Research and development	1,319	1,233	5,749	5,295
Selling and marketing	1,168	1,231	4,312	4,132
General and administrative	945	936	3,860	5,005
Total costs and expenses	3,979	3,956	15,607	16,209

Operating income before patent related income	1,680	1,226	4,293	3,312
Gain on sale of patent assets	-	-	86,394	-
Income from patent arrangement	1,121	-	1,121	-
Operating income after patent related income	2,801	1,226	91,808	3,312
Other income	-	-	85	-
Interest income	91	35	227	83
Income from continuing operations before income taxes	2,892	1,261	92,120	3,395
Provision for (benefit from) income taxes	(3,062)	-	20,186	2
Income from continuing operations	5,954	1,261	71,934	3,393
Income (loss) from discontinued operations, net of income taxes	12	(302)	373	(826)

Net income	$5,966	$959	$72,307	$2,567

Basic net income per share:
Basic net income per share from continuing operations	$0.27	$0.06	$3.30	$0.16
Basic net income (loss) per share from discontinued operations	0.00	(0.01)	0.02	(0.04)
Basic net income per share	$0.27	$0.05	$3.32	$0.12

Diluted net income per share:
Diluted net income per share from continuing operations	$0.26	$0.06	$3.26	$0.16
Diluted net income (loss) per share from discontinued operations	0.00	(0.01)	0.02	(0.04)
Diluted net income per share	$0.26	$0.05	$3.28	$0.12

Weighted-average shares – basic	22,422	20,612	21,814	20,534
Weighted-average shares - diluted	22,539	20,775	22,071	20,735

Aware, Inc. Reports Fourth Quarter and 2012 Financial Results	Page 6

AWARE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(unaudited)

	December 30, 2012	December 31, 2011
ASSETS
Cash and investments	$73,084	$47,304
Accounts receivable, net	4,578	3,546
Inventories, net	-	547
Property and equipment, net	5,904	6,232
Deferred tax assets	1,760	-
Other assets, net	528	222

Total assets	$85,854	$57,851

LIABILITIES AND STOCKHOLDERS’ EQUITY

Total current liabilities	$3,639	$2,814
Long-term deferred revenue	319	462
Total stockholders’ equity	81,896	54,575

Total liabilities and stockholders’ equity	$85,854	$57,851

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Aware, Inc.  •  40 Middlesex Turnpike  •  Bedford, MA  USA  01730-1432
Tel: (781) 276-4000  •  Fax: (781) 276-4001  •  E-mail: IR@aware.com